The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 18, 2011.

Preliminary Pricing Supplement No. J207/A* To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 July 18, 2011
Structured Investments	Credit Suisse $ CS Notes due October 24, 2011 Linked to the Performance of the Euro and the Swedish Krona Relative to the U.S. Dollar

General

•
The notes are designed for investors who seek a return at maturity of at least 98% of the principal amount of notes they hold at maturity plus a return linked to the performance of the euro and the Swedish krona relative to the U.S. dollar (determined by reference to the number of U.S. dollars per euro and the number of Swedish kronor per U.S. dollar, respectively). Investors will receive a positive return on their investment only if the euro depreciates relative to the U.S. dollar and the Swedish krona appreciates relative to the U.S. dollar. Investors should be willing to forgo interest payments and, if the euro appreciates relative to the U.S. dollar or the Swedish krona depreciates relative to the U.S. dollar, be willing to lose 2% of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 24, 2011.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about July 19, 2011 (the “Pricing Date”) and are expected to settle on or about July 21, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Currencies:
The notes are linked to the performance of the euro and the Swedish krona relative to the U.S. dollar (determined by reference to the number of U.S. dollars per euro and the number of Swedish kronor per U.S. dollar, respectively). Each Reference Currency is identified in the table below, together with its Fixing Source, Fixing Time and Initial Spot Rate:

Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate**
euro (“EUR/USD”)	WMR Fixing Page WMRSPOT05	4:00 PM London
Swedish krona (“USD/SEK”)	WMR Fixing Page WMRSPOT07	4:00 PM London
Payment at Maturity:
At maturity, you will be entitled to receive a cash payment that will equal the principal amount of the notes you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the notes is subject to our ability to pay our obligations as they become due.

Underlying Return:	•
If the Final Spot Rate for each Reference Currency is less than the Initial Spot Rate for such Reference Currency, the Underlying Return will equal a percentage expected to be between 10% and 11% (to be determined on the Pricing Date).

• If the Final Spot Rate for either Reference Currency is greater than or equal to the Initial Spot Rate for such Reference Currency, the Underlying Return will equal −2%.

The Underlying Return will be -2% unless the euro depreciates relative to the U.S. dollar and the Swedish krona appreciates relative to the U.S. dollar. If the Final Spot Rate for either the EUR/USD or the USD/SEK is greater than or equal to its Initial Spot Rate, you will lose $20 per $1,000 principal amount of notes that you hold at maturity.

Initial Spot Rate: **	For each Reference Currency, the Spot Rate for such Reference Currency on the Pricing Date.
Final Spot Rate:	For each Reference Currency, the Spot Rate for such Reference Currency on the Valuation Date.
Spot Rate:
On any day, the Spot Rate for each Reference Currency is determined as follows:
(a) for the EUR/USD, the EUR/USD exchange rate at approximately 4:00 PM London time, expressed as the number of U.S. dollars per euro, as determined by the calculation agent by reference to the WMR Fixing Page WMRSPOT05 (or any successor page) at such time; and
(b) for the USD/SEK, the USD/SEK exchange rate at approximately 4:00 PM London time, expressed as the number of Swedish kronor per U.S. dollar, as determined by the calculation agent by reference to the WMR Fixing Page WMRSPOT07 (or any successor page) at such time.

Valuation Date:†	October 19, 2011
Maturity Date:†	October 24, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TBY6
* This amended and restated preliminary pricing supplement amends, restates and supercedes Preliminary Pricing Supplement No. J207A dated July 13, 2011. We refer to this amended and restated preliminary pricing supplement as the “pricing supplement.”

** In the event that the Spot Rate for any Reference Currency is not available on the Pricing Date, the Initial Spot Rate for such Reference Currency will be determined on the immediately following trading day on which a Spot Rate is available.

† The Valuation Date is subject to postponement in respect of each Reference Currency if such date is not an underlying business day for such Reference Currency or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Market Disruption Events” herein.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees	Proceeds to Issuer
Per note	$1,000.00	$2.50	$997.50
Total	$	$	$
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $2.50 per $1,000 principal amount of notes. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P.Morgan
Placement Agent
July    , 2011

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. J207 dated July 13, 2011 in its entirety. You should rely only on the information contained in this Preliminary Pricing Supplement No. J207/A and in the documents listed below in making your decision to invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount of Notes

The following examples illustrate how the Payment at Maturity is calculated for $1,000 principal amount of notes for a hypothetical range of performance of the Reference Currencies assuming that if the Final Spot Rate for each Reference Currency is less than the Initial Spot Rate for such Reference Currency, the Underlying Return will equal 10.5% (the midpoint of the expected range set forth on the cover page of this pricing supplement). The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The hypothetical Payments at Maturity set forth below assume Initial Spot Rates of 1.40 for the EUR/USD (the number of U.S. dollars per euro) and 6.50 for the USD/SEK (the number of Swedish krona per U.S. dollar). The actual Payment at Maturity will be based on the Final Spot Rate of each Reference Currency. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1:

Reference Currency	Initial Spot Rate	Final Spot Rate
EUR/USD	1.40	1.26 (90% of Initial Spot Rate)
USD/SEK	6.50	5.20 (80% of Initial Spot Rate)

Example 1 assumes the Final Spot Rates are 1.26 for the EUR/USD, a decrease of 10% from its Initial Spot Rate, and 5.20 for the USD/SEK, a decrease of 20% from its Initial Spot Rate. Because the Final Spot Rate for each Reference Currency is less than its Initial Spot Rate, the Underlying Return will equal 10.5%.

Payment at Maturity = $1,000 x (1 + Underlying Return)

= $1,000 x (1 + 0.105) = $1,105

Example 2:

Reference Currency	Initial Spot Rate	Final Spot Rate
EUR/USD	1.40	1.40 (100% of Initial Spot Rate)
USD/SEK	6.50	7.15 (110% of Initial Spot Rate)

Example 2 assumes the Final Spot Rates are 1.40 for the EUR/USD, equal to its Initial Spot Rate, and 7.15 for the USD/SEK, an increase of 10% from its Initial Spot Rate. Because the Final Spot Rate for each Reference Currency is greater than or equal its Initial Spot Rate, the Underlying Return will equal -2%.

Payment at Maturity = $1,000 x (1 + Underlying Return)

= $1,000 x (1 - 0.02) = $980

Example 3:

Reference Currency	Initial Spot Rate	Final Spot Rate
EUR/USD	1.40	1.26 (90% of Initial Spot Rate)
USD/SEK	6.50	6.50 (100% of Initial Spot Rate)

Example 3 assumes the Final Spot Rates are 1.26 for the EUR/USD, a decrease of 10% from its Initial Spot Rate, and 6.50 for the USD/SEK, equal to its Initial Spot Rate. Because the Final Spot Rate for the USD/SEK is equal to its Initial Spot Rate, the Underlying Return will equal -2%.

Payment at Maturity = $1,000 x (1 + Underlying Return)

= $1,000 x (1 - 0.02) = $980

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IS LIMITED – The appreciation potential of the notes is expected to be between 10% and 11% (to be determined on the Pricing Date), even if the euro depreciates relative to the U.S. dollar and the Swedish krona appreciates relative to the U.S. dollar by more than such percentage. Accordingly, the maximum Payment at Maturity of the notes at maturity is expected to be between $1,100 and $1,110 (to be determined on the Pricing Date) for each $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, any payment on the notes is subject to our ability to pay our obligations as they become due.

•
MULTIPLE REFERENCE CURRENCIES – The return on the notes is linked to the performance of the euro and the Swedish krona, each of which we refer to as a Reference Currency, relative to the U.S. dollar (determined by reference to the number of U.S. dollars per euro and the number of Swedish kronor per U.S. dollar, respectively). Because of the manner in which the Spot Rate for each Reference Currency is determined, the return on the notes will be negative if the U.S. dollar weakens relative to the euro or if either the U.S. dollar strengthens relative to the Swedish kroner. This means that if the U.S. dollar strengthens relative to both Reference Currencies or weakens relative to both Reference Currencies, the return on the notes will be negative.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against an increase in the Final Spot Rate for either Reference Currency, as compared to the respective Initial Spot Rate, in excess of 2%. If the Final Spot Rate for either Reference Currency is greater than or equal to its respective Initial Spot Rate, the Underlying Return will be -2%, and you will lose $20 per $1,000 principal amount of notes that you hold at maturity.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. You could lose $20 per $1,000 principal amount of notes. If the Final Spot Rate for either Reference Currency is greater than or equal to its Initial Spot Rate, you will lose 2% of your principal. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
YOUR RETURN ON THE NOTES WILL BE NEGATIVE UNLESS THE U.S. DOLLAR STRENGTHENS RELATIVE TO THE EURO AND WEAKENS RELATIVE TO THE SWEDISH KRONA –Because of the manner in which the Spot Rate for each Reference Currency is determined, the return on the notes will be negative if the U.S. dollar weakens relative to the euro or if the U.S. dollar strengthens relative to the Swedish kroner. As a result, although the return on the notes will be positive if the Final Spot Rate for each Reference Currency is less than the Initial Spot Rate for such Reference Currency, the return on the notes will be positive only if the U.S. dollar strengthens relative to the euro and weakens relative to the Swedish krona. If the U.S. dollar strengthens relative to each Reference Currency, the return on the notes will be negative. Likewise, if the U.S. dollar weakens relative to each Reference Currency, the return on the notes will be negative.

•
THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Reference Currencies relative to the U.S. dollar (determined by reference to the number of U.S. dollars per euro and the number of Swedish kronor per U.S. dollar, respectively). If the Final Spot Rate for either Reference Currency is greater than or equal to its Initial Spot Rate, you will lose 2% of your principal amount of notes at maturity. The return on the notes, if any, may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Reference Currencies, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED – If the Final Spot Rate for each Reference Currency is less than the Initial Spot Rate for such Reference Currency, for each $1,000 principal amount of notes, you will be entitled to receive a cash payment of between $1,100 and $1,110 (to be determined on the Pricing Date) at maturity, regardless of the decline in the Final Spot Rate of either Reference Currency as compared to its Initial Spot Rate, which may be significant. Accordingly, the maximum amount payable at maturity is expected to be between $1,100 and $1,110 (to be determined on the Pricing Date) for each $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
IF THE FINAL SPOT RATE OF EITHER REFERENCE CURRENCY IS GREATER THAN OR EQUAL TO ITS INITIAL SPOT RATE, YOUR RETURN WILL BE NEGATIVE – If the Final Spot Rate of either Reference Currency is greater than or equal to its Initial Level, the Underlying Return will equal -2%.  In such case, your return will be negative even if the Final Spot Rate of only one Reference Currency is greater than or equal to its Initial Spot Rate.

•
SINCE THE NOTES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE REFERENCE CURRENCY, YOU WILL BE FULLY EXPOSED TO THE PERFORMANCE OF EACH REFERENCE CURRENCY – Since the notes are linked to the performance of more than one Reference Currency, the notes will be linked to the individual performance of each Reference Currency. Because the notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the performance of the Reference Currencies to the same degree for each Reference Currency. For example, in the case of notes linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of notes linked to each of two Reference Currencies, the individual performance of each Reference Currency is not combined to calculate your return and the increase in the Spot Rate for either Reference Currency is not mitigated by the decrease in the Spot Rate for the other Reference Currency. Instead, the Payment at Maturity depends on the Final Spot Rate for each of the two Reference Currencies to which the notes are linked.

•
HEDGING AND TRADING IN THE REFERENCE CURRENCIES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Currencies or instruments related to the Reference Currencies.  We or our affiliates may also trade in the Reference Currencies or instruments related to the Reference Currencies from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the United States dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE REFERENCE CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Reference Currencies.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and each of the Reference Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, the Euro zone and Sweden and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States, the Euro zone and Sweden.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, the Euro zone and Sweden and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Reference Currencies and, consequently, the value of the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time publish research reports or otherwise express opinions with respect to the Reference Currencies and these reports may or may not recommend that investors buy or hold the Reference Currencies. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Currencies that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE REFERENCE CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Reference Currencies and, therefore, the value of the notes.

•
CURRENCY DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate in the manner described herein and calculating the amount that we are required to pay you upon maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Final Spot Rate for either Reference Currency, it is possible that the Valuation Date and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the Spot Rates of the Reference Currencies on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility in the Reference Currencies and the U.S. dollar;

o	the relative performance of the Reference Currencies between the pricing date and the Valuation Date;

o	the time to maturity of the notes;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Currencies and the U.S. dollar or markets generally and which may affect the exchange rates of the Reference Currencies; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Reference Currencies and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Reference Currency based on the exchange rates obtained from Bloomberg of the Reference Currencies from January 1, 2006 through July 12, 2011. As used herein, the exchange rates are expressed as, for EUR/USD, the number of U.S. dollars per one euro and for USD/SEK, the number of Swedish kronor per U.S. dollar. For the EUR/USD, a higher exchange rate for a given year indicates a strengthening of the euro relative to the U.S. dollar, while a lower exchange rate indicates a weakening of the euro relative to the U.S. dollar. For the USD/SEK, a higher exchange rate for a given year indicates a weakening of the Swedish krona relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the Swedish krona relative to the U.S. dollar. The U.S. dollar-euro exchange rate on July 12, 2011 was 1.393. The Swedish krona-U.S. dollar exchange rate on July 12, 2011 was 6.6241. We obtained the exchange rates for the Reference Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Reference Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Initial Spot Rates and Final Spot Rates applicable to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The historical exchange rates of the Reference Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Reference Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Reference Currencies will result in any return in excess of 98% of your initial investment.

Market Disruption Events

A “market disruption event” is, in respect of a Reference Currency:

(a)  a convertibility event;

(b)  a deliverability event;

(c)  a liquidity event;

(d)  a taxation event;

(e)  a discontinuity event; or

(f)  a price source disruption event,

in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

“Convertibility event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      converting a Reference Currency into U.S. dollars through customary legal channels; or

(ii)      converting a Reference Currency into U.S. dollars at a rate at least as favorable as the rate for domestic institutions located in the Euro zone or Sweden (each, a “Reference Currency Country”), as applicable.

“Deliverability event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      delivering a Reference Currency from accounts inside the relevant Reference Currency Country to accounts outside the relevant Reference Currency Country; or

(ii)      delivering a Reference Currency between accounts inside the relevant Reference Currency Country or to a party that is a non-resident of a Reference Currency Country.

“Liquidity event” means the imposition by a Reference Currency Country (or any political subdivision or regulatory authority thereof) or the U.S. (together with the Reference Currency Countries, a “relevant country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in such Reference Currency Country or the U.S., as applicable, by a non-resident of such Reference Currency Country or the U.S., as applicable), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Reference Currency or the U.S. dollar.

“Taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Reference Currency or the U.S. dollar.

“Discontinuity event” means the pegging or de-pegging of a Reference Currency to the U.S. dollar or the controlled appreciation or devaluation by the relevant country (or any political subdivision or regulatory authority thereof) of a Reference Currency relative to the U.S. dollar, as determined by the calculation agent in good faith and in a commercially reasonable manner.

“Price source disruption event” means the non-publication or unavailability of the applicable Spot Rate for a Reference Currency relative to the U.S. dollar on the applicable Reuters page (or any substitute page) at the relevant valuation time.

If the calculation agent determines that a market disruption event exists in respect of a Reference Currency on the Valuation Date, then the Valuation Date will be postponed in respect of such Reference Currency to the first succeeding underlying business day for such Reference Currency on which the calculation agent determines that no market disruption event exists in respect of such Reference Currency, unless the calculation agent determines that a market disruption event exists in respect of such Reference Currency on each of the five underlying business days for such Reference Currency immediately following the Valuation Date. In that case, (a) the fifth succeeding underlying business day for such Reference Currency after the scheduled Valuation Date will be deemed to be the Valuation Date for such Reference Currency, notwithstanding the market disruption event, and (b) the calculation agent will determine the Spot Rate for such Reference Currency on that deemed Valuation Date in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the Spot Rate for such Reference Currency and any other information that it deems relevant, as of the relevant valuation time on that deemed Valuation Date for such Reference Currency (subject to the provisions described under “Succession Events” herein).

The Valuation Date for a Reference Currency not affected by a market disruption event will be the scheduled Valuation Date. In the event that a market disruption event exists in respect of a Reference Currency on the scheduled Valuation Date, the Maturity Date will be postponed to the fifth business day following the day on which the Final Spot Rate for each Reference Currency has been calculated.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a)  a Reference Currency or the U.S. dollar is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)  any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to a Reference Currency or the U.S. dollar with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)  in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)  in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the Spot Rate and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event:

(x) if the former currency is a Reference Currency, the Initial Spot Rate for the successor currency will be equal to (A) the product of the Initial Spot Rate and, for the EUR/USD, the official conversion rate for the former currency per one unit of successor currency, and in the case of the USD/SEK, the official conversion rate for the successor currency per one unit of the former currency (in each case, as publicly announced by the relevant Reference Currency country), used by a Reference Currency Country to set its official exchange rate for the U.S. dollar per one unit of successor currency or the successor currency per one U.S. dollar, as applicable, on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the relevant Reference Currency Country, the product of the Spot Rate for the successor currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for the former currency and the denominator of which is the Spot Rate for the former currency on the underlying business day immediately preceding the effective date of such succession event; or

(y) if the former currency is the U.S. dollar, the Initial Spot Rate for each Reference Currency will be adjusted to be equal to (A) the product of the Initial Spot Rate for such Reference Currency immediately prior to such adjustment and, for purposes of calculating the number of U.S. dollars per euro, the official conversion rate for the successor currency per one unit of former currency, and, for purposes of calculating the number of Swedish kronor per U.S. dollar, the official conversion rate for the former currency per one unit of successor currency (in each case, as publicly announced by the U.S.), used by the U.S. to set its official exchange rate for the Reference Currency per one unit of successor currency or the successor currency per one unit of the Reference Currency, as applicable, on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the U.S., the product of the Spot Rate for such Reference Currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for such Reference Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for the former currency on the underlying business day immediately preceding the effective date of such succession event.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters page for purposes of determining the Spot Rate.

Notwithstanding the foregoing, if, as a result of a succession event, (1) in the case of a former currency that is a Reference Currency, the successor currency is the same as the U.S. dollar or, (2) in the case of a former currency that is the U.S. dollar, a Reference Currency is the same as the successor currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for a Reference Currency on each underlying business day occurring on and after the effective date of such succession event will be deemed to be equal to the Spot Rate on the underlying business day immediately preceding such effective date.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Based on the advice of our special tax counsel, Orrick, Herrington & Sutcliffe LLP, we intend to treat the securities, for U.S. federal income tax purposes, as short-term debt obligations.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described above.  For example, the IRS could assert that the securities constitute a forward contract.  In such case, gain or loss would be recognized at maturity.  It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option.  In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your own tax advisor concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the excess of the stated redemption price at maturity of the obligation over the obligation’s issue price.  It is unclear how the rules governing short-term debt obligations apply to short-term debt obligations that have contingent payments, such as the securities.

A cash method U.S. Holder (other than an Electing Cash-method U.S. Holder, as defined below) should include any discount on the security as ordinary income upon receipt.  Upon a sale or exchange of a security, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of the discount that has accrued on a straight-line basis through the date of the sale or exchange, which should be treated as ordinary income.  In addition, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the security until it is included in income.

An accrual method, cash method U.S. Holder that elects to accrue the discount currently (an “Electing Cash-method U.S. Holder”), or certain specified taxpayers (e.g., regulated investment companies) should include any discount on the security as ordinary income as it accrues on a straight-line basis, unless it elects to accrue the discount on a constant yield method based on daily compounding.  Upon a sale or exchange of a security, such a U.S. Holder should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of any discount that has accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of the sale or exchange and has not previously been included in income, which should be treated as ordinary income.

Where the security provides for the payment of a coupon or coupons prior to maturity, it is uncertain whether such coupon should be treated as interest income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting (e.g., upon receipt, in the case of a cash method U.S. Holder), or treated as part of the redemption payment at maturity.  In view of this uncertainty, we intend to treat all coupons on the security as ordinary income when paid by us.

You should consult your own tax advisor regarding the alternative ways in which the coupons and the purchase price could be accounted for U.S. federal income tax purposes.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS.  A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction.  You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $2.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse